STONE ENERGY CORPORATION
Announces First Quarter 2016 Results
LAFAYETTE, LA. May 4, 2016

Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the first quarter of 2016. Some of the highlights include:

•	Production volumes exceeded the upper end of first quarter of 2016 guidance

•	The four Cardona wells are currently producing gross volumes of approximately 20,000 Boe per day (65% working interest)

•	Amethyst production averaged approximately 24 MMcfe per day (100% working interest) for the first quarter of 2016

•	A short term farm out agreement for the ENSCO 8503 deep water rig was executed

•	The Mary field in Appalachia remained shut-in for the first quarter of 2016

•	Lease operating expenses decreased to $19.5 million in the first quarter of 2016

•	Cash balance at the end of the first quarter of 2016 was $367 million

Chairman, President and Chief Executive Officer David Welch stated, “Late in the first quarter of 2016, we drew down on our credit facility to provide near term financial flexibility to continue to execute operationally as we explore various options to strengthen our balance sheet. During the first quarter, the Cardona #7 well came online at a gross initial production rate of approximately 5,000 Boe per day, which brought the Cardona four well total gross production rate to approximately 20,000 Boe per day. We brought the Amethyst well online in late December of 2015, and it averaged approximately 24 MMcfe per day for the quarter, although the well was shut-in in late April to address suspected blockage around the perforated section. Intervention actions are being reviewed, including an acid operation. We farmed out the ENSCO 8503 in early February through mid-April, which reduced our capital spending for the quarter. We are working towards an agreement on a second farm out arrangement that is expected to commence prior to May 15, and continue discussions with other potential farm out and farm in partners.  Importantly, our deep water volumes have increased, yet we have managed to decrease our operating expenses and reduce our overhead costs.  Finally, we continue to work with our advisors who are assisting us in reviewing various financial, transactional and strategic alternatives.”

Financial Results

Stone had a first quarter of 2016 adjusted net loss of $44.1 million, or $0.79 per share, before impairment charges of $129.2 million. After impairment charges, the reported net loss was $188.8 million, or $3.39 per share, on oil and gas revenue of $80.2 million, compared to a net loss of $327.4 million, or $5.93 per share, on oil and gas revenue of $148.2 million in the first quarter of 2015. Discretionary cash flow totaled $28.1 million during the first quarter of 2016, as compared to $85.4 million during the first quarter of 2015. Please see “Non-GAAP Financial Measures” and the accompanying financial statements for reconciliations of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities and adjusted net loss, a non-GAAP financial measure, to net loss.

Net daily production during the first quarter of 2016 averaged 34.5 thousand barrels of oil equivalent (MBoe) per day (207 million cubic feet of gas equivalent (MMcfe) per day), compared with net daily production of 46.3 MBoe (278 MMcfe) per day in the first quarter of 2015. First quarter of 2016 production mix was 52% oil, 12% natural gas liquids (NGLs) and 36% natural gas. Production guidance for the second quarter of 2016 is estimated at 28-30 Mboe per day, or 168-180 MMcfe per day. The expected production decline from the first quarter of 2016 is primarily due to reduced volumes from Amethyst and natural declines. This guidance assumes a continued shut in of the Mary field. Additionally, our full year production guidance has been reduced to account for the Amethyst volume reduction and the suspension of the remaining Pompano platform rig program due to capital constraints. Our updated production guidance for 2016 is 26 - 28 MBoe (156-168 MMcfe) per day.

Prices realized during the first quarter of 2016 averaged $36.87 per barrel of oil, $13.01 per barrel of NGLs and $2.22 per Mcf of natural gas. Average realized prices for the first quarter of 2015 were $66.28 per barrel of oil, $18.11 per barrel of NGLs and $2.54 per Mcf of natural gas. Effective hedging transactions increased the average realized price of natural gas by $0.52 per Mcf and increased the average realized price of oil by $5.65 per barrel in the first quarter of 2016. Effective hedging transactions increased the average realized price of natural gas by $0.25 per Mcf and increased the average realized price of oil by $20.97 per barrel in the first quarter of 2015.

Lease operating expenses during the first quarter of 2016 totaled $19.5 million ($6.23 per Boe or $1.04 per Mcfe), compared to $27.6 million ($6.62 per Boe or $1.10 per Mcfe) in the first quarter of 2015. The decrease in first quarter of 2016 lease operating expenses is primarily attributable to cost reduction efforts and lower major maintenance expense. Lease operating expenses are expected to increase in subsequent quarters due to maintenance operations to be performed throughout the remainder of the year that are typically scheduled during more favorable weather conditions.

Other operational expenses during the first quarter of 2016 totaled $12.5 million, compared to $0.1 million, in the first quarter of 2015. The increase is primarily due to two items. First, Stone recognized a one-time, non-cash charge of approximately $6.0 million related to foreign currency losses accumulated by its Canadian subsidiary, Stone Energy Canada ULC, which was substantially dissolved during the quarter. Second, there was approximately $6.1 million of rig subsidy and stacking charges associated with the ENSCO 8503 deep water rig farm out and the Saxon Appalachian rig. We expect other operational expenses to remain significantly higher in 2016 compared to 2015 due to these farm out subsidies and rig stacking charges.

Transportation, processing and gathering (TP&G) expenses during the first quarter of 2016 totaled $0.8 million ($0.27 per Boe or $0.04 per Mcfe), compared to $17.7 million ($4.25 per Boe or $0.71 per Mcfe) during the first quarter of 2015. In addition to the shut-in at the Mary field in Appalachia, the significant decrease was attributable to the recoupment of previously paid transportation costs allocable to the federal government’s portion of certain of our deep water production, which amounted to approximately $4 million. Stone had incurred these costs on a monthly basis over several years but all were recognized in the first quarter of 2016. This reduction is considered a one-time occurrence as the Company expects it will recognize these cost reductions on a monthly basis going forward, and TP&G expense guidance has been updated as appropriate. Also, if production were to resume in our Mary field, TP&G expenses would be expected to increase materially.

Depreciation, depletion and amortization (DD&A) on oil and gas properties for the first quarter of 2016 totaled $60.4 million ($19.25 per Boe or $3.21 per Mcfe), compared to $85.2 million ($20.47 per Boe or $3.41 per Mcfe), in the first quarter of 2015. The decrease is attributable to ceiling test write-downs incurred in 2015.

Salaries, general and administrative (SG&A) expenses for the first quarter of 2016 were $13.7 million ($4.37 per Boe or $0.73 per Mcfe), compared to $17.0 million ($4.08 per Boe or $0.68 per Mcfe), in the first quarter of 2015. The decrease is due to staff and other cost reductions. The SG&A expenses in the first quarter of 2016 included approximately $1 million in professional fees associated with our restructuring efforts as well as a lower capitalized portion of SG&A. Although base SG&A is expected to be lower in 2016 compared to 2015, there will be a significant increase in professional fees associated with the financial and legal advisors hired to assist in analyzing and reviewing Stone’s financial, transactional and strategic alternatives, particularly in the second quarter of 2016.

Accretion expense for the first quarter of 2016 was $10.0 million, compared to $6.4 million in the first quarter of 2015. The increase is due to a higher applicable discount rate used to calculate the present value of the asset retirement obligations compared to prior years. Stone expects accretion expense to remain relatively flat at this level for each subsequent quarter in 2016.

Interest expense for the first quarter of 2016 was $15.2 million, compared to $10.4 million in the first quarter of 2015. The increase in interest expense was due to a lower interest capitalization on our unevaluated properties as well as an increase in borrowed funds. Stone expects interest expense to be higher in the second quarter of 2016 with the bank credit facility significantly drawn.

Capital expenditures for the first quarter of 2016 were approximately $80.7 million, which includes $3.1 million of plugging and abandonment expenditures. This includes the drilling and completion operations at the Cardona #7 well (65% working interest) and the beginning of the Pompano platform drilling program, which included workover operations on the A-30 well and the drilling of the Silverthrone well, the first well of the program. Additionally, $5.8 million of SG&A expenses and $7.4 million of interest were capitalized during the first quarter of 2016. This compared to first quarter of 2015 capital expenditures of approximately $113.8 million, which included $17.1 million of plugging and abandonment expenditures. Additionally, $8.5 million of SG&A expenses and $10.8 million of interest were capitalized during the first quarter of 2015.

Stone’s Board of Directors authorized an initial 2016 capital expenditure budget of $200 million, which did not include rig subsidies or rig stacking expenses, projected to be approximately $40-$50 million and is included as part of “Other operational expenses” in our statement of operations. The budget was primarily focused on the Pompano platform rig development program and the utilization of the ENSCO 8503 deep water rig for a development well and one or two exploration wells.

However, to further reduce capital expenditures for 2016, Stone has elected to suspend the Pompano drilling program after the completion of the Silverthrone well, which is expected to be completed in early May of 2016. The suspension of the Pompano program is expected to reduce the capital expenditure budget estimate by approximately $20 million to $30 million. Additionally, if Stone has not secured partners for the Lamprey, Derbio or Rampart exploration wells, operations of the ENSCO 8503 deep water drilling rig are expected to be suspended in the third quarter of 2016, following the completion of the second farm out.

This updated rig schedule and other cost reduction efforts have decreased Stone’s projected annual capital expenditures, which are now expected to be less than the $200 million Board authorized budget. The budget includes minimal activity in the Appalachian basin, satisfying regulatory abandonment commitments and contractual seismic and leasehold commitments. The budget excludes acquisitions and capitalized SG&A and interest.

On March 21, 2016, we received notice letters from the Bureau of Ocean Energy Management ("BOEM") stating that BOEM had determined that we no longer qualified for a supplemental bonding waiver under the financial criteria specified in BOEM’s current guidance to lessees. In late March 2016, we proposed a tailored plan to BOEM for financial assurances relating to our abandonment obligations, which remains subject to approval by BOEM. Our proposed tailored plan provides for posting some incremental financial assurances in favor of BOEM, and discussions on the approval and implementation of this plan are ongoing.

Liquidity Update

On March 10, 2016, Stone drew $385 million under its bank credit facility, which represented substantially all of the remaining undrawn amount that was available under its bank credit facility. After the March 10, 2016 withdrawal, the aggregate principal amount of borrowings under the bank credit facility was $477 million plus approximately $19.2 million of outstanding letters of credit.

On April 13, 2016, Stone was notified that the borrowing base under its bank credit facility was redetermined and lowered from $500 million to $300 million. As of April 13, 2016, Stone had outstanding borrowings of $457 million and letters of credit of $18.3 million under its bank credit facility, resulting in a borrowing base deficiency of $175.3 million. Stone had cash on hand of approximately $360 million as of April 13, 2016. The credit agreement provides that within 30 days after the agent delivers written notice to Stone of a borrowing base deficiency, Stone must elect to do one or more of the following: (a) repay the loan to eliminate the deficiency within 10 days, (b) add additional collateral to eliminate the deficiency within 30 days, or (c) pay the deficiency in six equal monthly installments to eliminate the deficiency within six months. We have not taken any action or made an election of actions to be taken to cure the borrowing base deficiency.

As of March 31, 2016, the current portion of long-term debt of $459.2 million consisted of $283.5 million of 2017 Convertible Notes, $175.3 million of outstanding borrowings under the bank credit facility (our borrowing base deficiency) and $0.4 million of principal payments due within one year on the Building Loan.

As of March 31, 2016 and May 4, 2016, Stone had cash on hand of approximately $367 million and $350 million, respectively.

Although we were in compliance with our bank credit facility financial covenants at the end of the first quarter of 2016, we project that we will be out of compliance at the end of the second quarter of 2016. We are in discussion with our banks regarding our borrowing base deficiency and the potential compliance issue.

On March 10, 2016, Stone announced it had retained Lazard as its financial advisor and Latham & Watkins LLP as its legal advisor to assist Stone in analyzing and considering financial, transactional and strategic alternatives. We are actively reviewing various financing, asset sales and debt restructuring alternatives to address the March 1, 2017 maturity of the 2017 Convertible Notes and are currently engaged in ongoing negotiations with financial advisors for the noteholders of the 2017 Convertible Notes and 2022 Notes regarding restructuring the notes. We have an interest payment obligation under our 2022 Notes totaling approximately $29 million, due on May 16, 2016. The indenture governing the 2022 Notes provides a 30-day grace period, extending the date for making the cash interest payment to June 14, 2016. Although we have sufficient liquidity to make the interest payment by the due date, we may utilize the 30-day grace period provided for by the indenture to allow additional time to assess our restructuring alternatives.

We continue to work with our financial and legal advisors to identify certain contractual obligations whereby an opportunity exists for potential relief.

In support of Stone's announcement of the retention of professionals to assist in analyzing and considering financial, transactional and strategic alternatives, the Independent Directors of Stone's Board of Directors named current board member David T. Lawrence as a Special Liaison of the Independent Directors to work together with the management of Stone to help with assessing strategic alternatives and restructuring alternatives.

Operational Update

Deep Water Drilling Contract (Gulf of Mexico). In mid-February of 2016, Stone reached an agreement with an experienced Gulf of Mexico deep water operator to farm out and utilize the ENSCO 8503 deep water rig for a period that ended in mid-April of 2016. The agreement carried some associated subsidy expenses and commenced after Stone had finished operations at the Cardona #7 well. Stone is also working towards an agreement on a second farm out for another 70 to 90 days with another experienced Gulf of Mexico operator that is expected to commence no later than May 15, 2016, following a brief utilization of the rig for preparation work ahead of drilling the Lamprey exploration prospect. Additionally, Stone is also reviewing other farm out opportunities as well as farm in opportunities whereby Stone would utilize the ENSCO 8503 rig as the operator with a relatively small working interest in the project.

Mississippi Canyon 29 - Cardona Field (Deep Water).  The fourth and final well in the Cardona project, the Cardona #7, came online in late March of 2016, with initial gross production of approximately 5,000 Boe per day. Currently, gross production volumes from the Cardona field are approximately 20,000 Boe per day. Stone holds a 65% working interest in the field and is the operator.

Mississippi Canyon 26 - Amethyst (Deep Water). The Amethyst prospect came online in late December of 2015 and averaged approximately 24 MMcfe per day for the first quarter of 2016. Production from the well gradually declined during the month of April until the well was shut in late April to allow for a technical evaluation. After reviewing pressure and volume data, Stone suspects there is blockage in the perforated section of the well and is determining best intervention options, including performing an acid operation. This acid operation is projected to start in late June or early July. The well is a tie-back to Stone’s Pompano platform, located less than five miles from the discovery, and Stone holds a 100% working interest.

Pompano Platform Drilling Program (Deep Water). Stone performed workover operations at the A-30 well in January of 2016, which has been completed and is producing approximately 250 Boe per day. Drilling commenced on the Silverthrone development prospect in February and was completed in April, with production expected to come online in May of 2016. Stone has completed one of two zones in the prospect, which is expected to come online at a gross production rate of approximately 700 to 1,000 Boe per day. After the operations for the Silverthrone well are complete, the platform rig is expected to be temporarily stacked in place to preserve liquidity while we review our financial, transactional and strategic alternatives. There are up to three additional development wells to be drilled from the Pompano platform. Each additional development well is expected to provide production volumes ranging from 1,000 to 2,000 Boe per day per well after hook-up. Stone holds a 100% working interest in these wells.

Alaminos Canyon 943 - Lamprey (Deep Water).  In the fourth quarter of 2015, Petróleos Mexicanos (“Pemex”) spud the Tiaras-1 exploration well, which is located approximately three miles southwest of Stone’s Lamprey exploration prospect in Alaminos Canyon block 943 in the Gulf of Mexico. Operations at Tiaras-1 are complete and the rig has demobilized. In mid-April of 2016, Stone set surface casing on the Lamprey prospect, prior to the commencement of a second farm out of the ENSCO 8503 rig, which is expected in mid-May. It is estimated that the initial Lamprey well would take two to three months to drill and, if successful, Stone may drill a follow-up appraisal well. Discussions with potential partners regarding the 100% owned Lamprey prospect are ongoing, with a reduction to Stone’s working interest expected before fully drilling the well.

Mississippi Canyon 72 - Derbio (Deep Water).  The Derbio prospect is located five miles from Stone’s Pompano platform and targets the Miocene interval. If successful, a tie-back to the Pompano platform is likely. Stone currently holds a 100% working interest in the prospect, although a reduction to its working interest is expected before drilling would commence. The well is estimated to take three months to drill.

Mississippi Canyon 117 - Rampart (Deep Water).  The Rampart exploration well targets the Miocene interval and is expected to be a tie-back to the Pompano platform if successful.  Stone currently holds a 100% working interest in the prospect and is expected to reduce its working interest before drilling would commence.  The prospect is located nine miles from Stone’s Pompano platform, and the well is estimated to take three months to drill.

Appalachia Basin (Production and Drilling Update).   In Appalachia, prior to shutting in on September 1, 2015, production at the Mary field was averaging approximately 130 MMcfe per day. Production at Mary has remained shut in and production from the Heather and Buddy fields averaged approximately 23 MMcfe per day for the first quarter of 2016. The Mary field remains shut-in due to low prices of natural gas, natural gas liquids and high midstream costs. The contracted rig for Appalachia remains stacked. Activity for the remainder of 2016 is expected to be limited to maintaining core leasehold interests and other maintenance operations.

Second Quarter of 2016 Guidance

Guidance for the second quarter and full year 2016 is shown in the table below (updated guidance numbers are italicized and bolded). The guidance for the second quarter of 2016 production includes the expected continued shut-in of the Mary field in Appalachia and other previously mentioned operational updates. The guidance is also subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements.”

	Second Quarter	Full Year

Production - MBoe per day (MMcfe per day)	26 - 28 (156 - 168)	26 - 28 (156 - 168)

Lease operating expenses (in millions) (excluding transportation/processing expenses)	-	$90 - 100

Transportation, processing and gathering (in millions)		$16 - $18

Salaries, General & Administrative expenses (in millions)	-	$52 - $56
(excluding incentive compensation and non-recurring professional fess)

Depreciation, Depletion & Amortization (per MBoe)	-	$16.50 - $19.50
(per Mcfe)		$2.75 - $3.25

Corporate Tax Rate (%)	-	0%-5%

Capital Expenditure Budget (in millions)	-	$200
(excludes farm out subsidies and rig stacking charges)

Hedge Position

The following table illustrates our derivative positions for 2016 as of May 4, 2016:

	Fixed-Price Swaps
	NYMEX
	Natural Gas		Oil
	Daily Volume (MMBtus/d)	Swap Price	Daily Volume (Bbls/d)	Swap Price
2016	10,000	$4.110	1,000	$90.00
2016	10,000	4.120	1,000	52.78
2016			1,000	49.75
2016			1,000*	45.00-54.75
*costless collar

New York Stock Exchange Notification
On April 29, 2016, we were notified by the New York Stock Exchange (“NYSE”) that the average closing price of our shares of common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average share price for continued listing on the NYSE under Rule 802.01C of the NYSE Listed Company Manual. Under the NYSE’s rules, we have six months following receipt of the notification to regain compliance with the minimum share price requirement.

Other Information
Stone Energy will not be hosting a conference call to discuss the first quarter of 2016 operational and financial results. Stone Energy will hold its 2016 Annual Meeting of Stockholders on Thursday, May 19, 2016, at 10:00 a.m. Central time at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana. The close of business on March 24, 2016 has been fixed as the record date for determination of stockholders entitled to receive notification of and to vote at the Annual Meeting.

Non-GAAP Financial Measures
In this press release, we refer to non-GAAP financial measures we call “discretionary cash flow” and “adjusted net loss.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Management believes adjusted net loss is useful to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Please see the “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of discretionary cash flow to cash flow provided by operating activities and a reconciliation of adjusted net income to net income.

Forward Looking Statements
Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, including risks relating to our bank credit facility, our outstanding notes and any restructuring thereof, and our ability to continue as a going concern, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com

STONE ENERGY CORPORATION SUMMARY STATISTICS (In thousands, except per share/unit amounts) (Unaudited)

	Three Months Ended March 31,
	2016	2015
FINANCIAL RESULTS
Net loss	$(188,784)	$(327,388)
Net loss per share	$(3.39)	$(5.93)
PRODUCTION QUANTITIES
Oil (MBbls)	1,635	1,622
Gas (MMcf)	6,846	11,157
Natural gas liquids (MBbls)	364	683
Oil, gas and NGLs (MBoe)	3,140	4,165
Oil, gas and NGLs (MMcfe)	18,840	24,987
AVERAGE DAILY PRODUCTION
Oil (MBbls)	18.0	18.0
Gas (MMcf)	75.2	124.0
Natural gas liquids (MBbls)	4.0	7.6
Oil, gas and NGLs (MBoe)	34.5	46.3
Oil, gas and NGLs (MMcfe)	207.0	277.6
REVENUE DATA
Oil revenue	$60,275	$107,507
Gas revenue	15,173	28,337
Natural gas liquids revenue	4,735	12,366
Total oil, gas and NGLs revenue	$80,183	$148,210
AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$31.22	$45.31
Gas (per Mcf)	1.70	2.29
Natural gas liquids (per Bbl)	13.01	18.11
Oil, gas and NGLs (per Boe)	21.47	26.76
Oil, gas and NGLs (per Mcfe)	3.58	4.46
Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$36.87	$66.28
Gas (per Mcf)	2.22	2.54
Natural gas liquids (per Bbl)	13.01	18.11
Oil, gas and NGLs (per Boe)	25.54	35.58
Oil, gas and NGLs (per Mcfe)	4.26	5.93
AVERAGE COSTS
Lease operating expenses (per Boe)	$6.23	$6.62
Lease operating expenses (per Mcfe)	1.04	1.10
Transp, processing and gathering exp (per Boe)	0.27	4.25
Transp, processing and gathering exp (per Mcfe)	0.04	0.71
Salaries, general and administrative expenses (per Boe)	4.37	4.08
Salaries, general and administrative expenses (per Mcfe)	0.73	0.68
DD&A expense on oil and gas properties (per Boe)	19.25	20.47
DD&A expense on oil and gas properties (per Mcfe)	3.21	3.41

AVERAGE SHARES OUTSTANDING - Diluted	55,713	55,181

STONE ENERGY CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS (In thousands) (Unaudited)

	Three Months Ended March 31,
	2016	2015
Operating revenue:
Oil production	$60,275	$107,507
Gas production	15,173	28,337
Natural gas liquids production	4,735	12,366
Other operational income	356	2,160
Derivative income, net	138	3,128
Total operating revenue	80,677	153,498
Operating expenses:
Lease operating expenses	19,547	27,577
Transportation, processing and gathering	841	17,703
Production taxes	481	2,515
Depreciation, depletion and amortization	61,558	86,422
Write-down of oil and gas properties	129,204	491,412
Accretion expense	9,983	6,409
Salaries, general and administrative expenses	13,707	17,007
Incentive compensation expense	4,979	1,563
Other operational expenses	12,527	84
Total operating expenses	252,827	650,692
Loss from operations	(172,150)	(497,194)
Other (income) expenses:
Interest expense	15,241	10,365
Interest income	(114)	(122)
Other income	(298)	(143)
Other expense	2	—
Total other expenses	14,831	10,100
Loss before income taxes	(186,981)	(507,294)
Provision (benefit) for income taxes:
Current portion	(1,074)	—
Deferred portion	2,877	(179,906)
Total income taxes	1,803	(179,906)
Net loss	$(188,784)	$(327,388)

STONE ENERGY CORPORATION RECONCILIATION OF NON-GAAP FINANCIAL MEASURE DISCRETIONARY CASH FLOW to NET CASH FLOW FROM OPERATING ACTIVITIES (In thousands) (Unaudited)

	Three Months Ended March 31,
	2016	2015

Net loss as reported	$(188,784)	$(327,388)
Reconciling items:
Depreciation, depletion and amortization	61,558	86,422
Write-down of oil and gas properties	129,204	491,412
Deferred income tax provision (benefit)	2,877	(179,906)
Accretion expense	9,983	6,409
Non-cash stock compensation expense	2,312	2,640
Non-cash interest expense	4,635	4,318
Non-cash derivative expense	192	1,511
Other non-cash expense	6,081	—
Discretionary cash flow	28,058	85,418
Change in income taxes payable	(1,074)	7,188
Settlement of asset retirement obligations	(4,667)	(17,145)
Other working capital changes	7,122	8,061
Net cash provided by operating activities	$29,439	$83,522

STONE ENERGY CORPORATION RECONCILIATION OF NON-GAAP FINANCIAL MEASURE ADJUSTED NET LOSS to NET LOSS (In thousands) (Unaudited)

	Three Months Ended March 31,
	2016	2015

Net loss as reported	$(188,784)	$(327,388)
Reconciling items:
Write-down of oil and gas properties	129,204	491,412
Tax effect	(45,544)	(176,908)
Valuation allowance on deferred tax assets	61,067	—
Total reconciling items	144,727	314,504
Adjusted net loss	$(44,057)	$(12,884)

Net loss per share as reported	$(3.39)	$(5.93)
Per share effect of impairment charges	$2.60	$5.70
Net loss per share before impairment charges	$(0.79)	$(0.23)

STONE ENERGY CORPORATION CONSOLIDATED BALANCE SHEET (In thousands) (Unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$367,134	$10,759
Accounts receivable	42,185	48,031
Fair value of hedging contracts	30,222	38,576
Current income tax receivable	46,174	46,174
Inventory	535	535
Other current assets	6,531	6,346
Total current assets	492,781	150,421
Oil and gas properties, full cost method of accounting:
Proved	9,481,859	9,375,898
Less: accumulated depreciation, depletion and amortization	(8,796,412)	(8,603,955)
Net proved oil and gas properties	685,447	771,943
Unevaluated	421,429	440,043
Other property and equipment, net	28,667	29,289
Other assets, net	18,257	18,473
Total assets	$1,646,581	$1,410,169
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$38,200	$82,207
Undistributed oil and gas proceeds	3,875	5,992
Accrued interest	22,901	9,022
Asset retirement obligations	23,465	21,291
Current portion of long-term debt	459,201	—
Other current liabilities	32,671	40,712
Total current liabilities	580,313	159,224
Bank credit facility	281,731	—
7½% Senior Notes due 2022	770,145	770,009
1¾% Senior Convertible Notes due 2017	—	279,244
4.2% Building Loan	11,214	11,702
Asset retirement obligations	209,848	204,575
Other long-term liabilities	18,329	25,204
Total liabilities	1,871,580	1,449,958
Common stock	558	553
Treasury stock	(860)	(860)
Additional paid-in capital	1,650,969	1,648,189
Accumulated deficit	(1,894,407)	(1,705,623)
Accumulated other comprehensive income	18,741	17,952
Total stockholders’ equity	(224,999)	(39,789)
Total liabilities and stockholders’ equity	$1,646,581	$1,410,169